                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is made and entered into as of this 6th day of September 1998, by and between Zurich Insurance Company ("Zurich"), Centre Reinsurance Limited ("Centre Re"), Zurich Reinsurance (North America), Inc., Empire Fire and Marine Insurance Company, Universal Underwriters Insurance Company, Universal Underwriters Life Insurance Company and Fidelity and Deposit Company of Maryland (collectively, the "Sellers"), and Nooga I, LLC, a Delaware limited liability company (the "Buyer").

         WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers an aggregate of 12,698,414 shares (the "Shares") of Common Stock, par value $1.00 per share ("Common Stock"), of Provident Companies, Inc. ("Provident"), for the consideration and upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereby agree as follows:

         1. Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Sellers hereby agree to sell the Shares to the Buyer, and Buyer hereby agrees to purchase the Shares from the Sellers, at a purchase price per share equal to $33.25. The number of Shares to be sold by each Seller and the aggregate purchase price receivable by each Seller are set forth on Schedule A.

         2.    Closing.
               -------

              (a) The closing of the purchase and sale of the Shares (the "Closing") shall take place at 10:00 a.m. at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York (or at such other place as agreed to by the Buyer and Zurich) on the 45th day after September 8, 1998 (or if such day is not a business day, the next business day thereafter) or on such earlier date and time as mutually agreed by Buyer and Zurich (the "Closing Date"). At the Closing, the Sellers will deliver to Buyer the Shares (with stock powers duly endorsed in blank) against (i) the issuance of $45,000,000 aggregate liquidation preference of Series A preferred membership interests in the Buyer on the terms and conditions set forth in Exhibit A (the "Preferred Membership Interests") to such Sellers in such amounts as directed by Zurich and (ii) payment of $377,222,265.50 by transfer of immediately available funds to such bank as Zurich may direct in writing. If the Closing shall occur, the Sellers shall, or Zurich shall cause one or more wholly-owned subsidiaries of Zurich to provide a standby commitment to purchase up to $45,000,000 of Series B preferred membership interests in the aggregate on the terms and conditions set forth in Exhibit A and such other terms reasonably satisfactory to the Buyer and Zurich (the "Standby Commitment").

              (b) The Buyer's obligations to consummate any purchase and sale of Shares hereunder shall be conditioned upon (i) the Seller's performance of its obligations hereunder, (ii) the representations and warranties of the Seller being true and correct as of the date of Closing, (iii) receipt of the written consent of Provident under that certain Amended and Restated Relationship Agreement between Zurich and Provident (the "Relationship Agreement") to the sale and purchase of the Shares under this Agreement and other transactions contemplated hereby on terms and conditions satisfactory to the Buyer, (iv) the Standby Commitment is in full force and effect, (v) the closing of a financing with a financial institution to borrow up to 50% of the market value of the Shares shall have occurred on terms and conditions satisfactory to Buyer, and
(vi) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition, restraining or preventing the consummation of the transactions contemplated hereby or subjecting the Buyer or Provident to a substantial fine or penalty as a result of the consummation of the transactions contemplated hereby.

              (c) The Sellers' obligations to consummate any purchase and sale of Shares hereunder shall be conditioned upon (i) the Buyer's performance of its obligations hereunder, (ii) the representations and warranties of the Buyer being true and correct as of the date of the Closing, (iii) the receipt of written consent of Provident under the Relationship Agreement to the sale and purchase of the Shares under this Agreement and the other transactions contemplated hereby on terms and conditions satisfactory to Zurich, (iv) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition, restraining or preventing the consummation of the transactions contemplated hereby or subjecting the Sellers to a substantial fine or penalty as a result of the consummation of the transactions contemplated hereby and (v) the receipt by the Sellers of any insurance regulatory approvals required to be obtained to consummate such purchase and sale.

         3.  Representations and Warranties of the Sellers.
             ---------------------------------------------

         Each Seller represents and warrants to the Buyer that:

              (a) Title to Shares. Upon delivery of and payment for the Shares, it will convey valid and marketable title thereto, free and clear of any encumbrance (other than pursuant to any agreement entered into between Provident and the Buyer).

              (b) Corporate Existence and Power. It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

              (c) Power and Authority. It has the full corporate power and authority to execute and deliver this Agreement and the Standby Agreement, and to perform its obligations hereunder and thereunder. This Agreement has been, and at Closing, the Standby Agreement will be, duly authorized, executed and delivered by it and its valid and binding obligation, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, enforceability, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

              (d) No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of this Agreement and the Standby Agreement by it and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any material agreement by which such Seller is bound, which conflict, contravention, breach, violation or default would materially impair the ability of such Seller to consummate the transactions contemplated hereby and thereby, (ii) will not result in the creation of any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit, arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever on or in respect of the Shares and (iii) will not conflict with, contravene or result in a breach or violation of any law, rule, regulation or order of any government, regulatory, administrative or arbitral body which conflict, contravention, breach, or violation would materially impair the ability of such Seller to consummate the transactions contemplated hereby and thereby.

              (e) Consents. Other than consents to be obtained prior to the Closing, no consent, approval, authorization, order, registration, filing or qualification of or with (A) any government of any nation or state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or (B) any other person is required to be made or obtained by such Seller or any of its subsidiaries or affiliates for the execution, delivery and performance by such Seller of this Agreement and the Standby Agreement and the consummation of the transactions contemplated hereby and thereby, which if not obtained or made would materially impair the ability of such Seller to consummate the transactions contemplated hereby and thereby.

              (f) Finders and Investment Bankers. The Sellers have not employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

              (g) Preferred Membership Interests. Each Seller that is acquiring Preferred Membership Interests (A)(i) is an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended) and
(ii) is a "qualified purchaser" as defined in Section 2(a)51 of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder and (B) is acquiring the Preferred Membership Interests for its own account for investment purposes only and not with a view to resell or distribute the same or any part thereof.

              (h) None of the funds used to acquire Series A or Series B Preferred Membership Interests will be borrowed funds.

         4.    Representations and Warranties of the Buyer.
               -------------------------------------------

         The Buyer hereby represents and warrants to each of the Sellers that:

              (a) Existence and Power. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (b) Power and Authority. It has full company power and authority to execute and deliver this Agreement and the Standby Agreement, to issue the Preferred Membership Interests and to perform its obligations hereunder and thereunder. This Agreement has been, and, at Closing, the Standby Agreement will be, duly authorized, executed and delivered by it and its valid and binding obligation, enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, enforceability, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). On the Closing Date, the Preferred Membership Interests to be issued hereunder shall be duly authorized and validly issued to the applicable Sellers.

              (c) No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of this Agreement and the Standby Agreement by it, the issuance of the Preferred Membership Interests, and the consummation of the transactions contemplated hereby and thereby (i) will not conflict with, contravene or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any material agreement by which the Buyer is bound, which conflict, contravention, breach, violation or default would materially impair the ability of the Buyer to consummate the transactions contemplated hereby, nor
(ii) conflict with, contravene or result in a breach or violation of any law, rule, regulation or order of any governmental, regulatory, administrative or arbitral body (including Regulation U or X of the Board of Governors of the Federal Reserve System), which conflict, contravention, breach, or violation would materially impair the ability of Buyer to consummate the transactions contemplated hereby.

              (d) Consents. Other than consents to be obtained prior to the Closing, no consent, approval, authorization, order, registration, filing or qualification of or with (A) any government of any nation or state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or (B) other person is required to be made or obtained by the Buyer for the execution, delivery and performance by the Buyer of this Agreement and the Standby Agreement, the issuance of the Preferred Membership Interests, and the consummation of the transactions contemplated hereby and thereby, which if not obtained or made would materially impair the ability of the Buyer to consummate the transactions contemplated hereby.

              (e) Subsidiary. Except for the Preferred Membership Interests to be issued to the Sellers, the Buyer is a wholly-owned subsidiary of Insurance Partners, II, L.P. ("IPII").

              (f) Hart-Scott-Rodino. At the Closing, the "person," as defined in ss. 801.1(a)(1) of the Rules (the "Rules") promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), within which Buyer is included, does not have annual net sales or total assets of $10,000,000 or more, as determined in accordance with the HSR Act and Rules.

         5. Cooperation. From and after the date of this Agreement until the Closing, the Buyer and the Sellers shall act with good faith towards, and shall use their best efforts to consummate the transactions contemplated by this Agreement, and neither the Buyer nor any of the Sellers will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement.

         6. Further Assurances. Each of the parties hereto, upon the request of another party hereto, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to fully complete consummation of the transactions contemplated by this Agreement.

         7. Termination. If, on the trading day immediately preceding the scheduled Closing Date under Section 2, the closing price per share of the Common Stock on the New York Stock

Exchange (the "NYSE") is less than $35.00 as reported on the NYSE Composite Tape, the Buyer, in its sole discretion, may terminate this Agreement and all obligations of the parties hereunder (without liability to any party) by written notice to Zurich. If the Closing does not occur by the 45th day after September 8, 1998 for any reason, either the Buyer or Zurich may terminate this Agreement and all obligations of the parties hereunder (without liability to any party) by written notice to the other party; provided that no such party may terminate this Agreement if the failure to close the transactions contemplated hereunder results from the actions or in actions of such party.

         8. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without reference to its conflicts of laws principles.

         9. Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in person at, mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by a reputable overnight courier to, the following addresses and shall be deemed effective at the time of receipt thereof.

         If to the Sellers:

              c/o Zurich Insurance Company
              Mythenquai 2
              P.O. Box Ch. 8022
              Zurich, Switzerland
              Attention: General Counsel
              Fax No.: 011-411-202-1063

         With copies to:

              Zurich Centre Group, LLC
              One Chase Manhattan Plaza
              New York, New York 10005
              Attention: General Counsel
              Fax No.: (212) 898-5002

         and

              Willkie Farr & Gallagher
              787 Seventh Avenue
              New York, New York 10019
              Attention: Thomas Cerabino, Esq.
              Fax No.: (212) 728-8111

         If to the Buyer:

              Nooga I, LLC
              One Chase Manhattan Plaza
              44th Floor
              New York, New York 10005
              Attention: David Spuria, Esq.
              Fax No.: (212) 898-8720

         and

              Paul, Weiss, Rifkind, Wharton & Garrison
              1285 Avenue of the Americas
              New York, New York 10019-6064
              Attention: John C. Kennedy, Esq.
              Fax No.: (212) 757-3990

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

         10. Announcements. Subject to any requirements of law, the parties hereto agree that no disclosure or public announcement with respect to this Agreement or any of the transactions contemplated hereby shall be made by any party hereto without the written consent of all other parties thereto.

         11. Survival. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         12. Waiver. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision of any other provision or as a waiver of the provision itself.

         13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of the Sellers and the Buyers directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

         14. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure to the benefit of, the respective successors and assigns of the parties hereto; provided, however, that the rights and obligations of any party hereto may not be assigned without the prior written consent of the other parties; provided, further, that the Buyer may assign its rights hereunder to any wholly-owned subsidiary of IPII without the consent of any of the other parties hereto.

         15. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which shall constitute one and the same instrument.

         16. Amendment. This Agreement may be amended, modified or supplemen-ted only by a written agreement singed by each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    ZURICH INSURANCE COMPANY

                                    By:_________________________________
                                        Name:
                                        Title:


                                    CENTRE REINSURANCE LIMITED

                                    By:_________________________________
                                        Name:
                                        Title:

                                    ZURICH REINSURANCE (NORTH AMERICA), INC.

                                    By:_________________________________
                                        Name:
                                        Title:


                                    EMPIRE FIRE AND MARINE INSURANCE COMPANY

                                    By:_________________________________
                                        Name:
                                        Title:

                                    UNIVERSAL UNDERWRITERS INSURANCE COMPANY

                                    By:_________________________________
                                        Name:
                                        Title:

                                    UNIVERSAL UNDERWRITERS LIFE INSURANCE
                                    COMPANY

                                    By:_________________________________
                                        Name:
                                        Title:

                                    FIDELITY AND DEPOSIT COMPANY OF MARYLAND

                                    By:_________________________________
                                        Name:
                                        Title:

                                    NOOGA I, LLC

                                    By:_________________________________
                                        Name:
                                        Title:

                                                              SCHEDULE A
                                                              ----------


                                     Sellers
                                     -------


________________________________________________________________________________

                                    Number of Shares
            Name                       to be Sold              Purchase Price
            ----                    ----------------           -----------------
________________________________________________________________________________

Zurich Insurance Company               1,904,760               $ 63,333,270.00
Centre Reinsurance Limited             9,047,624                300,833,498.00
  Zurich Reinsurance (North
  America), Inc.                         476,190                 15,833,317.50
Empire Fire and Marine
  Insurance Compan                       253,968                  8,444,436.00
Universal Underwriters
  Insurance Company                      507,936                 16,888,872.00
Universal Underwriters Life
Insurance Company                        126,984                  4,222,218.00
Fidelity and Deposit Company
 of Maryland                             380,952                 12,666,654.00
                                      __________              ________________

_______________________________________________________________________________

         TOTAL                        12,698,414               $422,222,265.50
________________________________________________________________________________

                                                                       EXHIBIT A



                   Nooga I, LLC Preferred Membership Interests



   ---------------------------  ------------------------------------------------
   Issuer:                      Nooga I, LLC, a newly-formed limited liability
                                company (the "Issuer"). Insurance Partners II,
                                L.P. ("IP II") will be the sole managing member
                                of the Issuer.
   ---------------------------  ------------------------------------------------
   Investment:                  At the closing, $45 million in Series A
                                preferred membership interests (the "Series A
                                Preferred Interests") by Zurich Insurance
                                Company or one or more of its wholly-owned
                                subsidiaries reasonably acceptable to the Issuer
                                ("Zurich"). Zurich agrees to enter into a
                                standby commitment agreement whereby it will
                                agree to purchase up to $45 million of Series B
                                revolving preferred membership interests (the
                                "Series B Preferred Interests") in the Issuer,
                                in the event the coverage ratio under the Chase
                                Credit Facility (as defined below) falls below
                                1.6:1 and additional capital contributions are
                                required to be made under the Chase Credit
                                Facility. After the return of contributed
                                capital of the Series B Preferred Interests,
                                such contributed capital may be recalled at any
                                time while the Chase Credit Facility is in
                                effect (it being understood that the commitment
                                will not extend beyond the final maturity of
                                such facility (which will not be more than five
                                (5) years)).
   ---------------------------  ------------------------------------------------
   Proceeds:                    At the closing, the net proceeds for the
                                investment will be used to partially fund the
                                purchase of 12,698,412 shares of Common Stock
                                (the "Shares") of Provident Companies, Inc.
                                ("Provident"). The net proceeds from the standby
                                commitment will be used for one or more of the
                                following: (i) to purchase cash equivalents;
                                (ii) to pay down amounts outstanding under Chase
                                Credit Facility, and/or (iii) to purchase shares
                                of Common Stock of Provident.
   ---------------------------  ------------------------------------------------
   Business:                    The Issuer will not conduct any business other
                                than holding the Shares and transactions related
                                thereto.
   ---------------------------  ------------------------------------------------
   Capital Structure:           At the closing (assuming a purchase price and
                                market value of approximately $422.2 million for
                                the Shares), the capital structure of the Issuer
                                will consist of (i) up to $220 million of
                                indebtedness (50% of the market value of the
                                Shares) under a credit facility with Chase (the
                                "Chase Credit Facility"); (ii) $45 million of
                                Series A Preferred Interests issued to Zurich;
                                (iii) common membership interests issued to IP
                                II equal to the remaining amount needed to fund
                                the purchase price of the Shares.
   ---------------------------  ------------------------------------------------
   Preferred Return:            A per annum return equal to the interest rate
                                (or an assumed interest rate) on the Chase
                                Credit Facility plus 0.75% (or 1.5% in the case
                                of the
   ---------------------------  ------------------------------------------------

   ---------------------------  ------------------------------------------------
                                Series B Preferred Interests) (the "Preferred
                                Return") compounded semi-annually. The Issuer
                                may elect to pay current cash distributions on
                                the Preferred Return or to accrue the Preferred
                                Return.
   ---------------------------  ------------------------------------------------
   Liquidation/                 Series A Preferred Interests: The unreturned
   Distribution                 contributed capital (initially, $45 million)
   Preference:                  plus any accrued and unpaid Preferred Return.

                                Series B Preferred Interest: The unreturned contributed capital plus any accrued and unpaid Preferred Return.

                                Subject to the terms of the Chase Credit
                                Facility, the Issuer will distribute all net
                                cash proceeds on a quarterly basis (subject to a
                                reasonable reserve for future expenses).
                                Distributions will be made in the following
                                priority: First, to the holders of the Series A
                                Preferred Interests and the Series B Preferred
                                Interests in an amount equal to the Preferred
                                Return (including any arrearages). Second, to
                                the holders of the Series B Preferred Interests
                                in an amount equal to their unrecovered
                                contributed capital. Third, to the holders of
                                the Series A Preferred Interests in an amount
                                equal to their unrecovered contributed capital.
                                Fourth, to the holders of the common membership
                                interests. Notwithstanding the foregoing, while
                                the Chase Credit Facility is in effect and
                                subject to its terms, distributions will be made
                                first to the holders of the Series B Preferred
                                Interests in an amount equal to the Preferred
                                Return of the Series B Preferred Interests
                                (including any arrearages), then to the holders
                                of the Series B Preferred Interests in an amount
                                equal to the unrecovered contributed capital of
                                the Series B Preferred Interests and then in the
                                order of priority otherwise described above. At
                                Zurich's option, the Preferred Return on the
                                Series B Preferred Interests will be structured
                                either as a guaranteed payment or a distributive
                                share of gross income for tax purposes. Zurich
                                and the Issuer will negotiate in good faith
                                concerning the structure of the Preferred Return
                                on the Series A Preferred Interests, although
                                the parties anticipate that such Preferred
                                Return will be structured as a distributive
                                share of gross income. It is understood that
                                neither party will be under any obligation to
                                close the sale of the Shares if a mutually
                                acceptable structure is not agreed to (it being
                                understood that structuring such Preferred
                                Return as a distributive share of gross income
                                is acceptable to the Issuer).
   ---------------------------  ------------------------------------------------
   Term:                        The term of the Issuer will be ten (10) years,
                                subject to extension as agreed to by the members
                                of the Issuer.
   ---------------------------  ------------------------------------------------
   Representation:              Zurich will represent that none of the funds
                                used to purchase the preferred membership
                                interests will be borrowed funds.
   ---------------------------  ------------------------------------------------
   Transfer Restrictions:       Neither Zurich nor IP II may sell, assign or
                                transfer any interest in the Issuer (either
                                directly or indirectly through merger, sale or
                                other business combination) without the prior
                                written consent of the other party.
   ---------------------------  ------------------------------------------------


                                       2